Exhibit 99.1

Acer Therapeutics Regains Compliance with Nasdaq Listing Standard

NEWTON, MA – March 31, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced that it has received notice from The Nasdaq Stock Market (Nasdaq) on March 30, 2022 informing Acer that it has regained compliance with the minimum market value of listed securities standard under Nasdaq Listing Rule 5550(b)(2) for continued listing on the Nasdaq Capital Market, and the matter is now closed.

On December 29, 2021, Nasdaq notified Acer that it had failed to maintain a minimum market value of listed securities of $35 million over the previous 30 consecutive business days as required by the Nasdaq Capital Market set forth in Listing Rule 5550(b)(2). Following its notification in December 2021, Nasdaq determined that Acer regained compliance with the Rule after the Company’s market value of listed securities was $35 million or greater for 10 consecutive business days from March 16 through March 29, 2022.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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